Exhibit 99.1

iParty Corp. Reports Sales for Calendar Month October 2010

Total Sales Increase of 7.2% for the Calendar Month

DEDHAM, Mass.--(BUSINESS WIRE)--November 3, 2010--iParty Corp. (NYSE Amex: IPT - news), a party goods retailer, today reported total company sales of $19.8 million for the calendar month of October, 2010, an increase of 7.2% over total company sales in calendar October 2009. Sal Perisano, Chairman and Chief Executive Officer of iParty Corp., commented “Building on a strategy we began in 2008, we increased the number of our temporary Halloween stores from four in 2009 to eleven in 2010. Our temporary stores helped us achieve a significant increase in total sales in our markets for the calendar month of October, the most important month of our year.”

For the thirty-one day calendar month of October 2010, total company sales were $19.8 million, compared to $18.4 million for the same period in 2009. Sales at comparable stores for the calendar month decreased 1.0% compared to the same period in 2009. Mr. Perisano continued “We believe that the sales in our temporary stores, which were mainly located in our core Boston market, affected sales in stores open at least one year, contributing to the modest decrease we saw in sales from those stores. However, we were pleased that our strategy of increasing our temporary store presence enabled us to achieve higher total market sales.”

For the five week fiscal month of October, which did not include October 31st and ended on October 30th, total sales increased by 4.7% compared to the same fiscal month period in 2009. Sales at comparable stores decreased 3.0% for the October fiscal month compared to the fiscal month of October 2009.

For the calendar year 2010 through October, total company sales were $71.0 million, a 3.6% increase compared to the same period in 2009. Sales at comparable stores for this period increased 0.6% compared to the same period in 2009. For the forty-four week period through fiscal October 2010, which ended on October 30th, total company sales increased by 3.1%, and sales at comparable stores increased 0.2% compared to the same period in 2009.

Mr. Perisano further stated “We view our performance in the critical month of October as more evidence that our customers regard us as their go-to destination for parties, milestones and seasonal events such as Halloween. Going forward, we plan to open additional permanent stores and temporary Halloween stores in 2011, building on the core strength of our base of existing stores.”

About iParty Corp.

Headquartered in Dedham, Massachusetts, iParty Corp. is a party goods retailer that operates 51 iParty retail stores. iParty's aim is to make throwing a successful event both stress-free and fun. With over 20,000 party supplies and costumes and an online party magazine and party-related content, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource with an extensive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues, and, of course, Halloween. iParty aims to offer reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as "anticipate," "believe," "estimate," "expect," "intend," "project," "plan," "outlook," and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: changes in consumer confidence and consumer spending patterns, particularly those impacting the New England region and Florida, which may result from, among other factors, rising or sustained high levels of unemployment, access to consumer credit, mortgage foreclosures, credit market turmoil, declines in the stock market, general feelings and expectations about the overall economy, and unseasonable weather; the successful implementation of our growth and marketing strategies; our ability to access our existing credit line or to obtain additional financing, if required, on acceptable terms and conditions; rising commodity prices, especially oil and gas prices; our relationships with our third party suppliers; the failure of our inventory management system and our point of sale system; competition from other party supply stores and stores that merchandise and market party supplies, including big discount retailers, dollar store chains, and temporary Halloween merchandisers; the availability of retail store space on reasonable lease terms; and compliance with evolving federal securities, accounting, and stock exchange rules and regulations applicable to publicly-traded companies listed on the NYSE Amex. For a more detailed discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, "Risk Factors" of iParty's most recently filed Annual Report on Form 10-K for the fiscal year ended December 26, 2009 and our other periodic reports filed with the SEC. iParty is providing this information as of this date, and does not undertake to update the information included in this press release, whether as a result of new information, future events or otherwise.

CONTACT:
iParty Corp.
David Robertson, 781-355-3770
drobertson@iparty.com